Exhibit 8.1

Subsidiaries of the registrant

Name	Jurisdiction of Incorporation
Nomura Holdings, Inc.	Japan
Nomura Securities Co., Ltd.	Japan
Nomura Asset Management Co., Ltd.	Japan
The Nomura Trust & Banking Co., Ltd.	Japan
Nomura Babcock & Brown Co., Ltd.	Japan
Nomura Capital Investment Co., Ltd	Japan
Nomura Investor Relations Co., Ltd.	Japan
Nomura Principal Finance Co., Ltd.	Japan
Nomura Funds Research and Technologies Co., Ltd.	Japan
Nomura Pension Support & Service Co., Ltd.	Japan
Nomura Research & Advisory Co., Ltd.	Japan
Nomura Business Services Co., Ltd.	Japan
Nomura Facilities, Inc.	Japan
Nomura Institute of Capital Markets Research	Japan
JOINVEST Securities Co., Ltd.	Japan
Nomura Healthcare Co., Ltd.	Japan
Nomura Holding America Inc.	United States
Nomura Securities International, Inc.	United States
Nomura Corporate Research and Asset Management Inc.	United States
Nomura Asset Capital Corporation	United States
The Capital Company of America LLC	United States
Nomura Derivative Products Inc.	United States
Nomura Global Financial Products Inc.	United States
Nomura Securities (Bermuda) Ltd.	Bermuda
Nomura America Mortgage Finance, LLC.	United States
NHI Acquisition Holding Inc.	United States
Instinet Incorporated	United States
Nomura Europe Holdings plc	United Kingdom
Nomura International plc	United Kingdom
Nomura Bank International plc	United Kingdom
Banque Nomura France	France
Nomura Bank (Luxembourg) S.A.	Luxemburg
Nomura Bank (Deutschland) GmbH	Germany
Nomura Bank (Switzerland) Ltd.	Switzerland
Nomura Italia S.I.M. p.A.	Italy
Nomura Funding Facility Corporation Limited	Ireland
Nomura Global Funding plc	United Kingdom
Nomura Europe Finance N.V.	The Netherlands
Nomura Principal Investment plc	United Kingdom
Nomura Asia Holding N.V.	The Netherlands
Nomura Investment Banking (Middle East) B.S.C. (c)	Bahrain
Nomura International (Hong Kong) Limited	Hong Kong
Nomura Singapore Limited	Singapore
Nomura Malaysia Sdn Bhd.	Malaysia
Nomura Australia Limited	Australia
P.T. Nomura Indonesia	Indonesia